                                                                      Exhibit 12

               ORANGE AND ROCKLAND UTILITIES, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES





                                                            Year Ended Dec. 31,                         9 Months Ended Sept. 30,
                                      1993(1)        1994(1)      1995(2)       1996(2)      1997(2)     1997(2)        1998
                                   ------------  ------------  ------------  -----------  ------------  ---------     ---------
Earnings:

Net Income from Continuing
Operations                         $   44,815    $  37,217     $  37,766     $  48,147    $   44,938    $  33,921    $  37,329

Federal Income Tax                     22,700       20,379        23,372        25,705        22,316       17,252       21,093

Fixed Charges                          35,896       35,648        34,911        33,509        34,905       25,692       27,106
                                   ----------    ---------     ---------     ---------    ----------    ---------    ---------
   Total Earnings Available        $  103,411    $  93,244     $  96,049     $ 107,361    $  102,159    $  76,865    $  85,528
                                   ==========    =========     =========     =========    ==========    =========    =========
FIXED CHARGES:

Interest on Long-Term Debt         $   30,383    $  29,553     $  26,620     $  24,221    $   23,215    $  18,118    $  17,918

Amortization of Debt Expense,
Discount and Premium                    1,116        1,244         1,394         1,462         1,521        1,221          851

Other Interest                          2,404        3,088         4,908         5,748         8,233        4,901        6,836

Interest Factor on Rental Expense       1,993        1,763         1,989         2,078         1,936        1,452        1,501
                                   ----------    ---------     ---------     ---------    ----------    ---------    ---------
   Total Fixed Charges             $   35,896    $  35,648     $  34,911     $  33,509    $   34,905    $  25,692    $  27,106
                                   ==========    =========     =========     =========    ==========    =========    =========
Ratio of Earnings to Fixed
Charges (3)                              2.88         2.62          2.75          3.20          2.93         2.99         3.16
                                   ----------    ---------     ---------     ---------    ----------    ---------    ---------

(1) Financial results for these years are based on historical data and have not been restated to reflect discontinued operations of the Norstar Partnership.

(2) Effective August 1, 1997, the accounts receivable, with certain exceptions, and contracts with customers and related agreements of the NORSTAR Partnership were sold. In accordance with Accounting Principles Board Opinion No. 30, the consolidated financial statements of the Company at September 30, 1997 reported the results of the NORSTAR Partnership as "Discontinued Operations," and the results of 1996 and 1995 have been restated to conform with the current period classifications. Additional information regarding the NORSTAR Partnership is included in the Company's Annual Report to the Commission on Form 10-K for the year ended December 31, 1997, which information is incorporated by reference in this document.

(3) The ratio of earnings to fixed charges for the years ended December 31, 1995, 1994 and 1993 were 2.75, 2.62 and 2.88, respectively. Ratios for 1993 and 1994 are calculated on a historical basis and have not been restated to reflect discontinued operations of the NORSTAR Partnership. For purposes of computing the ratio of earnings to fixed charges, earnings are defined as the sum of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of all interest expense (before allowance for borrowed funds used during construction), one-third of rent expense (which approximates the interest component of such expense) and amortization of debt expense.